EXHIBIT 5.2

O’Melveny & Myers LLP 610 Newport Center Drive 17ᵗʰ Floor Newport Beach, CA 92660-6429	T: +1 949 823 6900 F: +1 949 823 6994 omm.com	File Number: 0250238-12

November 12, 2024

Establishment Labs Holdings Inc.
Commerce House
Wickhams Cay 1,
Road Town, Tortola
British Virgin Islands

Re:    Registered Direct Offering of Common Shares and Pre-Funded Warrants to Purchase Common Shares of Establishment Labs Holdings Inc.

Ladies and Gentlemen:

We have acted as counsel to Establishment Labs Holdings Inc., a company organized under the laws of the British Virgin Islands (the “Company”), in connection with the sale by the Company, pursuant to the securities purchase agreement, dated November 7, 2024 (the “Purchase Agreement”), among the Company and the purchasers listed on Exhibit A thereto (collectively, the “Purchasers”), of (i) 765,696 common shares (the “Shares”) of the Company, no par value per share (the “Common Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable for up to an aggregate of 328,154 Common Shares (the “Pre-Funded Warrant Shares”) and (iii) up to 76,569 Common Shares, or Pre-Funded Warrants to purchase up to 32,814 Common Shares (together, the “Price Protection Securities”), that will be issuable to the Purchasers for no additional consideration if the average closing price of the Company’s Common Shares on The Nasdaq Capital Market during the period from January 1, 2025 to August 31, 2025 does not exceed $45.71. The Shares, Pre-Funded Warrant Shares, Pre-Funded Warrants and Price Protection Securities are referred to collectively herein as the “Securities.” The Securities are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-271418) (the “Registration Statement”), which became effective automatically upon filing with the Securities and Exchange Commission (the “SEC”) on April 24, 2023, the prospectus included in the Registration Statement and the prospectus supplement (the “Prospectus Supplement”), dated November 7, 2024 and filed with the SEC.

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents we considered appropriate including, without limitation:
(i)the Registration Statement;
(ii)the Prospectus Supplement;
(iii)the Purchase Agreement;
(iv)the Company’s Amended and Restated Memorandum of Association and Articles of Association; and

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(v)resolutions adopted by the Board of Directors of the Company relating to the registration of the offer and sale of the Securities under the Prospectus Supplement.
In our examination, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. To the extent that the Company’s obligations depend on the enforceability of any agreement against the other parties to the agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion letter is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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